Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PROVIDENT FINANCIAL SERVICES, INC.

AND

SB ONE BANCORP

DATED AS OF MARCH 11, 2020

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions.	1
ARTICLE II THE MERGER		7
2.1.	Merger.	7
2.2.	Effective Time.	8
2.3.	Certificate of Incorporation and Bylaws.	8
2.4.	Directors and Officers of Surviving Corporation.	8
2.5.	Effects of the Merger.	8
2.6.	Tax Consequences.	8
2.7.	Additional Actions.	8
2.8.	Alternative Structure	9
2.9.	Bank Merger.	9
ARTICLE III CONVERSION OF SHARES		9
3.1.	Conversion of SBBX Common Stock; Merger Consideration.	9
3.2.	Procedures for Exchange of SBBX Common Stock.	10
3.3.	SBBX Equity Awards.	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SBBX		13
4.1.	General.	13
4.2.	Organization.	13
4.3.	Capitalization.	14
4.4.	Authority; No Violation.	15
4.5.	Consents and Approvals.	16
4.6.	Financial Statements;Securities Documents; Reports.	16
4.7.	Taxes.	17
4.8.	Material Contracts; Leases; Defaults.	18
4.9.	Ownership of Property; Insurance Coverage.	19
4.10.	Legal Proceedings.	20
4.11.	Compliance With Applicable Law.	20
4.12.	Employee Benefit Plans.	22
4.13.	Brokers, Finders and Financial Advisors.	23
4.14.	Environmental Matters.	24
4.15.	Loan Portfolio and Investment Securities.	24
4.16.	Related Party Transactions.	25
4.17.	Required Vote.	26
4.18.	Registration Obligations.	26
4.19.	Risk Management Instruments.	26
4.20.	Opinion of Financial Advisor.	26
4.21.	Trust Accounts.	26
4.22.	Intellectual Property.	27
4.23.	Insurance Subsidiary.	27
4.24.	Labor Matters.	27
4.25.	No Material Adverse Effect	28
4.26.	SBBX Information Supplied.	28
4.27.	No Other Representations or Warranties	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFS		28
5.1.	General.	28
5.2.	Organization.	29
5.3.	Capitalization.	29
5.4.	Authority; No Violation.	30
5.5.	Consents and Approvals.	31

(i)

5.6.	Financial Statements; Securities Documents; Reports	31
5.7.	Taxes.	32
5.8.	Ownership of Property; Insurance Coverage.	33
5.9.	Legal Proceedings.	33
5.10.	Compliance With Applicable Law.	34
5.11.	Employee Benefit Plans.	35
5.12.	Environmental Matters.	36
5.13.	Brokers, Finders and Financial Advisors	37
5.14.	Intellectual Property	37
5.15.	Labor Matters	37
5.16.	No Material Adverse Effect	37
5.17.	Risk Management Instruments	37
5.18.	Loan Portfolio	38
5.19.	PFS Information Supplied	38
5.20.	No Other Representation or Warranties	38
ARTICLE VI COVENANTS OF SBBX		39
6.1.	Conduct of Business.	39
6.2.	Current Information.	42
6.3.	Access to Properties and Records.	43
6.4.	Financial and Other Statements.	43
6.5.	Maintenance of Insurance.	44
6.6.	Disclosure Supplements.	44
6.7.	Consents and Approvals of Third Parties.	44
6.8.	Best Efforts.	44
6.9.	Failure to Fulfill Conditions.	44
6.10.	No Solicitation.	45
6.11.	Board of Directors and Committee Meetings	47
6.12.	Shareholder Litigation	48
6.13.	Employee Benefits	48
ARTICLE VII COVENANTS OF PFS		48
7.1.	Conduct of Business.	48
7.2.	Regulatory Filings Relating to Merger.	48
7.3.	Maintenance of Insurance	48
7.4.	Disclosure Supplements.	49
7.5.	Consents and Approvals of Third Parties.	49
7.6.	Best Efforts.	49
7.7.	Failure to Fulfill Conditions.	49
7.8.	Employee Benefits.	49
7.9.	Directors and Officers Indemnification and Insurance.	50
7.10.	Stock Listing.	51
7.11.	Current Information	51
7.12.	Stock Reserve.	52
7.13.	Representation on PFS and Provident Bank Boards	52
ARTICLE VIII REGULATORY AND OTHER MATTERS		52
8.1.	SBBX Shareholder Meeting.	52
8.2.	Proxy Statement-Prospectus.	53
8.3.	Regulatory Approvals.	53
8.4.	Exemption from Liability under Section 16(b)	54
8.5.	Dividends	54
8.6.	Assumption of SBBX Debt	54
8.7.	No Control of Other Party’s Business	55

(ii)

ARTICLE IX CLOSING CONDITIONS		55
9.1.	Conditions to Each Party’s Obligations under this Agreement.	55
9.2.	Conditions to the Obligations of PFS under this Agreement.	56
9.3.	Conditions to the Obligations of SBBX under this Agreement.	56
ARTICLE X THE CLOSING		57
10.1.	Time and Place.	57
10.2.	Deliveries at the Pre-Closing and the Closing.	57
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		57
11.1.	Termination.	57
11.2.	Effect of Termination.	59
11.3.	Amendment, Extension and Waiver.	60
ARTICLE XII MISCELLANEOUS		61
12.1.	Confidentiality.	61
12.2.	Public Announcements.	61
12.3.	Survival.	61
12.4.	Notices.	61
12.5.	Parties in Interest.	62
12.6.	Complete Agreement.	62
12.7.	Counterparts.	62
12.8.	Severability.	62
12.9.	Governing Law; Jurisdiction.	63
12.10.	Confidential Supervisory Information.	63
12.11.	Interpretation.	63
12.12.	Specific Performance; Jurisdiction.	63
12.13.	Waiver of Jury Trial.	64

Exhibit A     Form of Voting Agreement for SB One Bancorp Directors and Executive Officers

Exhibit B     Form of Bank Merger Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 11, 2020, by and between Provident Financial Services, Inc., a Delaware corporation (“PFS”), and SB One Bancorp, a New Jersey corporation (“SBBX”).

WHEREAS, PFS owns all of the issued and outstanding capital stock of Provident Bank, a New Jersey chartered savings bank; and

WHEREAS, SBBX owns all of the issued and outstanding capital stock of SB One Bank, a New Jersey chartered commercial bank; and

WHEREAS, the Board of Directors of each of PFS and SBBX (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, SBBX will merge with and into PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS to enter into this Agreement, each of the directors and certain executive officers of SBBX have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of SBBX owned by such person or entity in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.10(a).

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, and any amendment hereto.

“Bank Merger” shall mean the merger of SB One Bank with and into Provident Bank, with Provident Bank as the surviving institution, in accordance with the terms of the Bank Merger Agreement.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Provident Bank and SB One Bank, in substantially the form of Exhibit B annexed to this Agreement.

“Bank Merger Certificate” shall have the meaning set forth in Section 2.9.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the NJDBI, the FDIC and the FRB, which regulates PFS, Provident Bank, SBBX or SB One Bank, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.3.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

“Chosen Courts” shall have the meaning set forth in Section 12.9.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“CRA” shall have the meaning set forth in Section 4.11.5.

“DGCL” shall mean the Delaware General Corporation Law.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.4.1.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of

Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.11.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2.1.

“Exchange Fund” shall have the meaning set forth in Section 3.2.2.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.4.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by, (i) as to PFS, those persons set forth in PFS Disclosure Schedule 1.1, and (ii) as to SBBX, those persons set forth in SBBX Disclosure Schedule 1.1, and in each case shall include any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such Person.

“Material Adverse Effect” shall mean, with respect to PFS or SBBX, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and the PFS Subsidiaries taken as a whole, or of SBBX and the SBBX Subsidiaries, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of either SBBX, on the one hand, or PFS, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies,

(b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the impact of pandemics or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (g) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (h) changes caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (a), (b) and (e), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of SBBX and the SBBX Subsidiaries, taken as a whole, or PFS and the PFS Subsidiaries, taken as a whole, as the case may be, as compared to other companies in the financial services industry.

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of SBBX Common Stock in connection with the Merger.

“New Certificate” shall have the meaning set forth in Section 3.1.3.

“NJBCA” shall mean the New Jersey Business Corporation Act.

“NJDBI” shall mean the New Jersey Department of Banking and Insurance.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10(e).

“NYSE” shall mean the New York Stock Exchange.

“Old Certificate” shall have the meaning set forth in Section 3.1.3.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Stock Consideration” shall mean the product of (i) the Exchange Ratio times (ii) the PFS Closing Price.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.11.1.

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 239 Washington Street, Jersey City, New Jersey 07302.

“PFS Closing Price” shall mean the average of the closing sales price of a share of PFS Common Stock, as reported on NYSE for the ten (10) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“PFS Common Stock” shall have the meaning set forth in Section 5.3.1.

“PFS Defined Benefit Plan” shall have the meaning set forth in Section 5.11.4.

“PFS Disclosure Schedule” shall mean a written disclosure schedule delivered by PFS to SBBX specifically referring to the appropriate section of this Agreement.

“PFS Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of PFS as of December 31, 2019 and 2018 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS and subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in PFS’s annual report for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of and for the period ending each calendar quarter following December 31, 2019, as filed by PFS in its Securities Documents.

“PFS Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“PFS Regulatory Agreement” shall have the meaning set forth in Section 5.10.4.

“PFS Regulatory Reports” shall have the meaning set forth in Section 5.6.1.

“PFS Stock Benefit Plans” shall mean the Provident Financial Services, Inc. 2019 Long-Term Equity Incentive Plan, the Provident Financial Services, Inc. Amended and Restated Long-Term Equity Incentive Plan and the Provident Financial Services, Inc. 2008 Long-Term Equity Incentive Plan.

“PFS Subsidiary” shall mean any entity, of which twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by PFS or Provident Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Provident Bank.

“Provident Bank” shall mean Provident Bank, a New Jersey chartered savings bank, with its main office located at 239 Washington Street, Jersey City, New Jersey 07302, which is a wholly owned subsidiary of PFS.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” shall mean the approval (or waiver of approval requirements) of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.10(a).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SB One Bank” shall mean SB One Bank, a New Jersey chartered commercial bank, with its headquarters located at 95 State Route 17, Paramus, New Jersey, 07652.

“SBBX” shall mean SB One Bancorp, a New Jersey corporation, with its headquarters located at 95 State Route 17, Paramus, New Jersey, 07652.

“SBBX Common Stock” shall have the meaning set forth in Section 4.3.1.

“SBBX Compensation and Benefit Plans” has the meaning set forth in Section 4.12.1.

“SBBX Disclosure Schedule” shall mean a written disclosure schedule delivered by SBBX to PFS specifically referring to the appropriate section of this Agreement.

“SBBX Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of SBBX as of December 31, 2019 and 2018, and the statements of operations and comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of SBBX for each of the years ended December 31, 2019 and 2018, and (ii) the unaudited interim financial statements of SBBX as of the end of and for the period ending each calendar quarter following December 31, 2019, as filed by SBBX in its Securities Documents.

“SBBX Insurance Agent” shall have the meaning set forth in Section 4.23(a).

“SBBX Insurance Subsidiary” shall have the meaning set forth in Section 4.23(a).

“SBBX Recommendation” shall have the meaning set forth in Section 8.1(a).

“SBBX Regulatory Reports” shall have the meaning set forth in Section 4.6.1.

“SBBX Restricted Stock” shall mean a share of SBBX Common Stock subject to restrictions granted under the SBBX Stock Benefit Plans and related award agreements.

“SBBX Shareholders Meeting” shall have the meaning set forth in Section 8.1(a).

“SBBX Stock Benefit Plans” shall mean the Sussex Bancorp 2013 Equity Incentive Plan and the SB One Bancorp 2019 Equity Incentive Plan.

“SBBX Stock Option” shall mean an option to purchase shares of SBBX Common Stock granted pursuant to the SBBX Stock Benefit Plans and related option agreements.

“SBBX Subordinated Notes” shall mean the 5.75% Fixed-to-Floating Rate Subordinated Notes due December 22, 2026 issued by SBBX.

“SBBX Subsequent Determination” shall have the meaning set forth in Section 6.10(e).

“SBBX Subsidiary” shall mean any entity, of which more than twenty-five percent (25%) or more of the capital stock is owned, either directly or indirectly, by SBBX or SB One Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of SB One Bank.

“SBBX TPS” shall mean the Capital Securities issued by Sussex Capital Trust II on June 26, 2007, with a maturity date of September 15, 2037, and the related Junior Subordinated Deferrable Interest Debentures issued by SBBX.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all other documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Breach” shall have the meaning set forth in Section 4.11.3.

“Superior Proposal” shall have the meaning set forth in Section 6.10(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” shall mean January 31, 2021.

“Voting Agreements” shall have the meaning set forth in the preamble.

“WARN Act” shall have the meaning set forth in Section 7.8.5.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) SBBX shall merge with and into PFS, with PFS as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of SBBX shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of SBBX shall be vested in and assumed by the Surviving Corporation. As part of the Merger, each share of SBBX Common Stock (other than the Exception Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Effective Time.

The closing (“Closing”) shall be that date and time (the “Closing Date”) selected by PFS upon no less than two business days written notice to SBBX, and shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date and time that may be mutually agreed to in writing by the parties. On or before the Closing Date, PFS and SBBX, respectively, shall cause to be filed (i) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) a certificate of merger with the Secretary of State of the State of New Jersey. The Merger shall become effective as of the date and time specified in the certificates of merger (such date and time, the “Effective Time”).

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of PFS as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Subject to Section 7.13, the directors and officers of PFS immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NJBCA.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, nor any of its affiliates, shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7. Additional Actions.

If, at any time after the Effective Time, PFS shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of SBBX, or (ii) otherwise carry out the purposes of this Agreement, SBBX and its officers and directors shall be deemed to have granted to PFS an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of SBBX or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS are authorized in the name of SBBX or otherwise to take any and all such action.

2.8. Alternative Structure.

PFS may, at any time prior to the Effective Time, change the method of effecting the combination of PFS and SBBX, and Provident Bank and SB One Bank, respectively, (including the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of SBBX’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of PFS or SBBX pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event PFS makes such a change, SBBX agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

2.9. Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, SB One Bank will merge with and into Provident Bank, and Provident Bank shall be the surviving institution. The Bank Merger shall become effective immediately following the Effective Time, at which time the Bank Merger shall be consummated. Prior to the Effective Time, SBBX shall cause SB One Bank, and PFS shall cause Provident Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of SBBX Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS, SBBX or the holders of any of the shares of SBBX Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall not be affected by the Merger.

3.1.2. Each share of SBBX Common Stock issued and outstanding immediately prior to the Effective Time that is held by SBBX as treasury stock or held by SBBX, any Subsidiary of SBBX, PFS or any Subsidiary of PFS (all such shares of SBBX Common Stock, but excluding shares of SBBX Common Stock held in any employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

3.1.3. Subject to Section 3.1.4, each share of SBBX Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Exception Shares but including SBBX Restricted Stock) shall be converted into the right to receive 1.357 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of PFS Common Stock (the “Merger Consideration”). Each share of SBBX Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of SBBX Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SBBX Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 3.1.3 and the other terms of this Article III, (y) cash in lieu of fractional shares that the shares of SBBX Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 3.1.3 and Section 3.1.4, without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 3.2.3, in the case of each of the foregoing, without interest and subject to all applicable withholding of Tax in accordance with Section 3.2.7. Old Certificates previously representing shares of SBBX Common Stock shall be exchanged for evidence of shares in book-entry form or, at PFS’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.2.1, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 3.2.7.

3.1.4. Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PFS. In lieu of the issuance of any such fractional share, PFS shall, following the Effective Time, pay to each former holder of SBBX Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PFS Common Stock that such holder would otherwise have been entitled to receive pursuant to Section 3.1.3 and (ii) the PFS Closing Price (the “Fractional Share Consideration”). For purposes of determining any fractional share interest, all shares of SBBX Common Stock owned by a SBBX shareholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such SBBX shareholder.

3.1.5. If, prior to the Effective Time, the outstanding shares of PFS Common Stock or SBBX Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, stock split, stock dividend, reclassification, reverse stock split or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of SBBX Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2. Procedures for Exchange of SBBX Common Stock.

3.2.1. Exchange of Certificates. Prior to the Effective Time, PFS shall designate a bank or trust company reasonably acceptable to SBBX to act as the exchange agent in connection with the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, PFS shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SBBX Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and any cash in lieu payable in respect of Fractional Share Consideration in accordance with Section 3.1.4, and any dividends or distributions to be paid pursuant to Section 3.2.3. From and after the Effective Time, upon proper surrender of the Old Certificates (or an affidavit of loss in lieu thereof) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of SBBX Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.1.4 and (B) any dividends or distributions that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.2.3, and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 3.2.3. Until each Old Certificate is surrendered as contemplated by this Section 3.2.1, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor, without interest), subject to all applicable withholding of Tax in accordance with Section 3.2.7. The Exchange Agent shall accept such Old Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any New Certificate representing shares of PFS Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of PFS Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.2. Exchange Fund. At or immediately prior to the Effective Time, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3.2 (a) New Certificates representing the aggregate Merger Consideration to be issued pursuant to Section 3.1.3 and exchanged pursuant to Section 3.2.1 and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of PFS Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”); provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to PFS.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of an Old Certificate that prior to the Merger represented issued and outstanding SBBX Common Stock shall have no rights, after the Effective Time, with respect to such SBBX Common Stock except to surrender the Old Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 3.2. After the surrender of an Old Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Old Certificate.

3.2.4. Closing of Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of SBBX of the SBBX Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 3.2.3 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4), subject to all applicable withholding of Tax in accordance 3.2.7, that the holder presenting such Old Certificates is entitled to, as provided in this Section 3.2 as provided in this Section 3.2.

3.2.5. Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of SBBX for one (1) year after the Effective Time shall be delivered or paid to PFS. Any former shareholders of SBBX who have not theretofore complied with this Article III shall thereafter look only to PFS for payment of the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 3.2.3 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4) in respect of each former share of SBBX Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of PFS, SBBX, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SBBX Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.6. Lost, Stolen or Destroyed Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or PFS, the posting by such person of a bond in such amount as the Exchange Agent or PFS may reasonably require, the Exchange Agent or PFS, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

3.2.7. Withholding. Notwithstanding anything to the contrary herein, PFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of PFS Common Stock, cash dividends or distributions payable pursuant to Article III or any other amounts otherwise payable pursuant to this Agreement to any holder of SBBX Common Stock such amounts as PFS (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by PFS or the Exchange Agent, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the SBBX Common Stock in respect of which the deduction and withholding were made by PFS or the Exchange Agent.

3.2.8. Reservation of Shares. PFS shall reserve for issuance a sufficient number of shares of PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the SBBX shareholders in accordance with this Article III.

3.3. SBBX Equity Awards.

3.3.1. Treatment of SBBX Stock Options. At the Effective Time, each SBBX Stock Option, whether vested or unvested, that is outstanding and unexercised shall be canceled and converted, automatically and without any action on the part of the holder thereof, into the right to receive an amount of cash equal to the product of (i) the excess of (A) the Per Share Stock Consideration, over (B) the exercise price of such SBBX Stock Option, multiplied by (ii) the number of shares of SBBX Common Stock subject to said SBBX Stock Option (whether vested or unvested). Any SBBX Stock Option with an exercise price that equals or exceeds the Per Share Stock Consideration shall be canceled with no consideration being paid to the option holder with respect to such SBBX Stock Option. PFS, SBBX or any SBBX Subsidiary, as directed by PFS, shall pay the consideration described in this Section 3.3.1, less required withholding taxes, within five (5) Business Days following the Closing Date.

3.3.2. Treatment of SBBX Restricted Stock. Immediately prior to the Effective Time, each share of SBBX Restricted Stock that is outstanding as of immediately prior to the Effective Time shall fully vest (with any performance-based vesting condition to be determined based upon either: (i) the actual performance of the performance goals as of a date reasonably proximal to the Effective Time based upon pro-rated performance metrics through such date; or (ii) if actual performance is not determinable, achievement at target level) and shall be cancelled and converted at the Effective Time, automatically and without any action on the part of the holder thereof, into the right to receive (A) the Merger Consideration in respect of each share of SBBX Restricted Stock in accordance with Section 3.1.3, (B) cash in lieu of fractional shares that the shares of SBBX Common Stock have been converted into the right to receive pursuant to Section 3.1.3 and Section 3.1.4, and (C) any accrued but unpaid dividends or distributions on such shares of SBBX Restricted Stock. The Surviving Corporation shall issue the consideration described in this Section 3.3.2, less applicable tax withholdings, within five (5) business days following the Closing Date.

3.3.3. Certain Actions of SBBX. At or prior to the Effective Time, SBBX, the Board of Directors of SBBX and/or its compensation committee, as applicable, shall adopt resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBBX

4.1. General. SBBX represents and warrants to PFS that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the SBBX Disclosure Schedules delivered by SBBX to PFS on the date hereof, and except as to any representation or warranty which relates to a specific date. SBBX has made a good faith effort to ensure that the disclosure on each schedule of the SBBX Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the SBBX Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SBBX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SBBX that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SBBX and (iii) any disclosures made in the SBBX Disclosure Schedule with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

4.2. Organization.

4.2.1. SBBX is a New Jersey corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, and is duly registered with the FRB as a bank holding company under the BHCA. SBBX has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. SBBX is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.2.2. SB One Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. SB One Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SBBX. The deposits of SB One Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. SB One Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. SBBX Disclosure Schedule 4.2.3 lists every SBBX Subsidiary, and for each SBBX Subsidiary, its jurisdiction of incorporation, SBBX’s percentage ownership and the name and number of shares held by any other person who owns any stock. SBBX owns all the capital stock of the SBBX Subsidiaries, free and clear of any lien or encumbrance. Each SBBX Subsidiary (other than SB One Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SBBX. Other than shares of capital stock of the SBBX Subsidiaries listed on SBBX Disclosure Schedule 4.2.3, SBBX does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of SBBX or any SBBX Subsidiary, equity interests held by any SBBX Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of SBBX or its Subsidiaries. There are no restrictions on the ability of any SBBX Subsidiary to pay dividends or distributions except, in the case of a SBBX Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

4.2.4. The minute books of SBBX and each SBBX Subsidiary since December 31, 2017 have been made available to PFS and accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees). The books and records of SBBX have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.2.5. SBBX has made available to PFS true and correct copies of the certificate of incorporation and bylaws of SBBX and each SBBX Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of SBBX consists of (i) 15,000,000 shares of common stock, no par value per share (“SBBX Common Stock”) and (ii) 1,000,000 shares of preferred stock, no par value per share (“SBBX Preferred Stock”). As of the date hereof, there are (i) 9,273,375 shares of SBBX Common Stock issued and outstanding (excluding shares of treasury stock and shares of SBBX Restricted Stock), (ii) no shares or SBBX Preferred Stock issued and outstanding, (iii) 142,130 shares of SBBX Common Stock granted in respect of outstanding awards of SBBX Restricted Stock under the SBBX Stock Benefit Plans (for performance-based shares, based on achievement of target performance), (iv) 49,742 shares of SBBX Common Stock reserved for issuance upon the exercise of SBBX Stock Options granted under the SBBX Stock Benefit Plans, and (v) no other shares of capital stock or other voting securities of SBBX are issued, reserved for issuance of outstanding. All of the issued and outstanding shares of SBBX Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 231,207 shares of SBBX Common Stock held by SBBX as treasury stock.

4.3.2. The authorized capital stock of SB One Bank consists of 2,000,000 shares of common stock, no par value (“SB One Bank Common Stock”), of which 1,180,000 shares of SB One Bank Common Stock are issued and outstanding. All the issued and outstanding shares of SB One Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by SBBX free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in SBBX Disclosure Schedule 4.3.2, either SBBX or SB One Bank owns all the outstanding shares of capital stock of each SBBX Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. Except for outstanding SBBX Stock Options and awards of SBBX Restricted Stock, neither SBBX nor any SBBX Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SBBX Common Stock, or any other security of SBBX or any securities representing the right to vote, purchase or otherwise receive any shares of SBBX Common Stock or any other security of SBBX. SBBX Disclosure Schedule 4.3.3 sets forth, as of the date hereof, the name of each holder of a SBBX Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and expiration dates, and the exercise price relating to the options held, and whether the SBBX Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information (if applicable) for all outstanding awards of SBBX Restricted Stock. Except for the awards of SBBX Stock Options and SBBX Restricted Stock set forth in SBBX Disclosure Schedule 4.3.3, there are no outstanding equity awards under the SBBX Stock Benefit Plans or otherwise.

4.3.4. Except as set forth in SBBX Disclosure Schedule 4.3.4, to SBBX’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of SBBX Common Stock.

4.3.5. Except as set forth in SBBX Disclosure Schedule 4.3.5, no bonds, debentures, trust-preferred securities or other similar indebtedness of SBBX or any SBBX Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by SBBX or any SBBX Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of SBBX or any of SBBX Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of SBBX or any SBBX Subsidiary, are issued or outstanding.

4.4. Authority; No Violation.

4.4.1. SBBX has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement by the holders of the SBBX Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SBBX and the consummation by SBBX of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of SBBX, and no other corporate proceedings on the part of SBBX, except for the requisite approval of the holders of the SBBX Common Stock, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by SBBX, and subject to approval by the shareholders of SBBX and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by PFS, constitutes a valid and binding obligation of SBBX, enforceable against SBBX in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”). SBBX has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of SB One Bank.

4.4.2. Subject to receipt of Regulatory Approvals and SBBX’s and PFS’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement and the Merger by the holders of the SBBX Common Stock, (A) the execution and delivery of this Agreement by SBBX, (B) the consummation of the transactions contemplated hereby, and (C) compliance by SBBX with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of SBBX or any SBBX Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SBBX or any SBBX Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SBBX or any SBBX Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which SBBX or any SBBX Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX and the SBBX Subsidiaries taken as a whole.

4.5. Consents and Approvals.

Except as set forth in SBBX Disclosure Schedule 4.5 and for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Proxy Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, (c) approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, (e) the filing of the Bank Merger Certificate and (f) approval of this Agreement by the requisite vote of the holders of the SBBX Common Stock, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to SBBX’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, to accomplish (x) the execution and delivery of this Agreement by SBBX, and (y) the completion of the Merger by SBBX and the Bank Merger by SB One Bank.

4.6. Financial Statements; Securities Documents; Reports.

4.6.1. Since January 1, 2017, SB One Bank has filed with the NJDBI and the FDIC, and SBBX has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “SBBX Regulatory Reports”), and if requested by PFS, SBBX promptly will deliver or make available to PFS accurate and complete copies of such reports and documentation. The SBBX Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. SBBX Disclosure Schedule 4.6.1 lists all examinations of SB One Bank conducted by the NJDBI and the FDIC, and all examinations of SBBX conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by SB One Bank and SBBX, respectively. Notwithstanding the foregoing, nothing in this Section 4.6.1 shall require SBBX to provide PFS with any confidential regulatory supervisory information of SB One Bank or SBBX.

4.6.2. The SBBX Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of SBBX and the SBBX Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the SBBX Financial Statements or the SBBX Regulatory Reports, SBBX had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SBBX Financial Statements or SBBX Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of SBBX and the SBBX Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SBBX and the SBBX Subsidiaries or their accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. SBBX (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the SBBX Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SBBX’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SBBX’s internal control over financial reporting. These disclosures (if any) were made in writing by management to SBBX’s auditors and audit committee and a copy has previously been made available to PFS.

4.6.5. Since December 31, 2017, (i) neither SBBX nor any SBBX Subsidiary, nor to the Knowledge of SBBX, any director, officer, employee, auditor, accountant or representative of SBBX or any SBBX Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SBBX or any SBBX Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SBBX or any SBBX Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing SBBX or any SBBX Subsidiary has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation with respect to SBBX or any SBBX Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of SBBX or any SBBX Subsidiary.

4.6.6. Since December 31, 2017, SBBX has filed with the SEC all forms, reports, schedules, registration statements, and definitive proxy statements required to be filed by it with the SEC (collectively, the “SBBX Securities Documents”). As of their respective dates, the SBBX Securities Documents complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the SBBX Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SBBX Securities Documents.

4.6.7. SBBX and its officers and board of directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.

4.7. Taxes.

SBBX and each SBBX Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of SBBX and each SBBX Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SBBX and each SBBX Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of SBBX and each SBBX Subsidiary for all years to and including 2015 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither SBBX nor any SBBX Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SBBX and or any SBBX Subsidiary or the assets of SBBX and any SBBX Subsidiary. There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of SBBX or any SBBX Subsidiary. SBBX has made available to PFS true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither SBBX nor any SBBX Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SBBX and each SBBX Subsidiary). Neither SBBX nor any SBBX Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SBBX) or (B) has any liability for the Taxes of any person (other than SBBX or any SBBX Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise). Neither SBBX nor any SBBX Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SBBX nor any SBBX Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has SBBX been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.8. Material Contracts; Leases; Defaults.

4.8.1. Except as set forth in SBBX Disclosure Schedule 4.8.1, neither SBBX nor any SBBX Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement with any past (but only to the extent obligations of SBBX or any SBBX Subsidiary remain outstanding thereunder) or present officer or director of SBBX or any SBBX Subsidiary, except for “at will” arrangements; (ii) any collective bargaining agreement with any labor union relating to employees of SBBX or any SBBX Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by SBBX or any SBBX Subsidiary; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SBBX or any SBBX Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS, Provident Bank or any PFS Subsidiary; (v) any other agreement, written or oral, that obligates SBBX or any SBBX Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, (vi) that is a material intellectual property license or under which SBBX or any SBBX Subsidiary has licensed to others the right to use any intellectual property owned by SBBX or any SBBX Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for SBBX or any SBBX Subsidiary other than through customization tools made available by the applicable licensor, (vii) that provides any rights to shareholders of SBBX, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to SBBX’s or any SBBX Subsidiary’s Board of Directors or (viii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by SBBX or any SBBX Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

4.8.2. Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in SBBX Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.

4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to PFS on or before the date hereof, and are in full force and effect on the date hereof and SBBX has not (nor, to the Knowledge of SBBX, has any other party to any such contract, arrangement or instrument) materially breached any provision of, or is not in material default in any respect under any term of, any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or breach. Except as listed on SBBX Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4. Except as set forth in SBBX Disclosure Schedule 4.8.4, since December 31, 2019, through and including the date of this Agreement, neither SBBX nor any SBBX Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice (including as a result of promotions or the hiring of a new employee), (B) customary year-end bonuses in amounts consistent with past practice, or (C) as required by applicable law or the terms of SBBX Compensation and Benefit Plans listed on SBBX Disclosure Schedule 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required or permitted under the terms of SBBX Compensation and Benefit Plans listed on SBBX Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus, (ii) granted any options to purchase shares of SBBX Common Stock, any equity award under a SBBX Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee of SBBX or any SBBX Subsidiary, (iii) made any material election for federal or state income tax purposes, (iv) made any material change in the credit policies or procedures of SBBX or any SBBX Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (v) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vi) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (vii) changed any accounting methods, principles or practices of SBBX or any SBBX Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (viii) suffered any strike, work stoppage, slow-down, or other labor disturbance with respect to employees of SBBX or any SBBX Subsidiary.

4.9. Ownership of Property; Insurance Coverage.

4.9.1. SBBX and each SBBX Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by SBBX or any SBBX Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the SBBX Regulatory Reports and in the SBBX Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by SBBX acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the SBBX Financial Statements. SBBX and each SBBX Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by SBBX or such SBBX Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.9.2. With respect to all material agreements pursuant to which SBBX or any SBBX Subsidiary has purchased securities subject to an agreement to resell, if any, SBBX or any SBBX Subsidiary has a lien or security interest (which to SBBX’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3. SBBX and each SBBX Subsidiary are insured with reputable insurers against such risks and in such amounts that management of SBBX reasonably determined to be prudent, sufficient and consistent with industry practice, and SBBX and each SBBX Subsidiary are in compliance in all material respects with their insurance policies. Except as disclosed in SBBX Disclosure Schedule 4.9.3, neither SBBX nor any SBBX Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by SBBX or any SBBX Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years SBBX and each SBBX Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. SBBX Disclosure Schedule 4.9.3 identifies all material policies of insurance maintained by SBBX and the SBBX Subsidiaries.

4.10. Legal Proceedings.

Except as set forth in SBBX Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding pending or, to SBBX’s Knowledge, threatened against or adversely affecting SBBX or any SBBX Subsidiary (and to SBBX’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to SBBX or any such SBBX Subsidiary, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by SBBX or any SBBX Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) or to which their respective assets are subject.

4.11. Compliance With Applicable Law.

4.11.1. Except as set forth in SBBX Disclosure Schedule 4.11.1, to SBBX’s Knowledge, SBBX and each SBBX Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”). The Boards of Directors of SBBX and SB One Bank have adopted and SBBX and SB One Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2. Neither SBBX nor any SBBX Subsidiary has any Knowledge of, nor has SBBX or any SBBX Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause SBBX or any SBBX Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “Satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither SBBX nor any SBBX Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

4.11.3. SBBX (including SB One Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of SBBX, neither SBBX nor any SBBX Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBBX. To the knowledge of SBBX, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SBBX.

4.11.4. SBBX and each SBBX Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBBX or SB One Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of SBBX, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.11.5. Except as set forth in SBBX Disclosure Schedule 4.11.5, neither SBBX nor any SBBX Subsidiary is, or since December 31, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Except as set forth in SBBX Disclosure Schedule 4.11.5, since December 31, 2017, neither SBBX nor any SBBX Subsidiary has received any written notification or, to SBBX’s Knowledge, any other communication from any Bank Regulator (i) asserting that SBBX or any SBBX Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to SBBX or any SBBX Subsidiary; (iii) requiring, or threatening to require, SBBX or any SBBX Subsidiary, or indicating that SBBX or any SBBX Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of SBBX or any SBBX Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of SBBX or any SBBX Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to SBBX and SB One Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12. Employee Benefit Plans.

4.12.1. SBBX Disclosure Schedule 4.12.1 includes a list of all bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit practices, policies and arrangements maintained by SBBX or any SBBX Subsidiary (i) in which any employee or former employee, consultant or former consultant or director or former director of SBBX or any SBBX Subsidiary participates or (ii) to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “SBBX Compensation and Benefit Plans”), other than (A) offer letters for “at-will” employment that do not contain severance and (B) agreements and arrangements with vendors and other third-party service providers. Except as disclosed in SBBX Disclosure Schedule 4.12.1, neither SBBX nor any SBBX Subsidiary has any commitment to create any additional SBBX Compensation and Benefit Plan or to materially modify, change or renew any existing SBBX Compensation and Benefit Plan, except as required by applicable law or Governmental Entity, to maintain the qualified status thereof or in the ordinary course of business consistent with past practice. SBBX has made available to PFS true and correct copies of the SBBX Compensation and Benefit Plans.

4.12.2. Except as disclosed in SBBX Disclosure Schedule 4.12.2, to SBBX’s Knowledge, each SBBX Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each SBBX Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to SBBX’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of SBBX, threatened material action, suit or claim relating to any of the SBBX Compensation and Benefit Plans (other than routine claims for benefits). SBBX has not engaged in a transaction, or omitted to take any action, with respect to any SBBX Compensation and Benefit Plan that would reasonably be expected to subject SBBX to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3. Neither SBBX nor any SBBX Subsidiary has ever maintained or contributed to or has any liability under a SBBX Compensation and Benefit Plan which is subject to Title IV of ERISA.

4.12.4. All material contributions required to be made under the terms of any SBBX Compensation and Benefit Plan have been timely made or are accrued on SBBX’s Financial Statements to the extent required by GAAP.

4.12.5. Except as set forth in SBBX Disclosure Schedule 4.12.5, neither SBBX nor any SBBX Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, under any SBBX Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or similar state law or contractually required subsidies for coverage for a limited period of time following a termination of employment. Except as set forth in SBBX Disclosure Schedule 4.12.5, to SBBX’s Knowledge, there has been no communication approved by SBBX’s management to employees of SBBX or any SBBX Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance from SBBX.

4.12.6. Neither SBBX nor any SBBX Subsidiary maintains any SBBX Compensation and Benefit Plans covering employees who are not based in the United States.

4.12.7. With respect to each SBBX Compensation and Benefit Plan, if applicable, SBBX has provided or made available to PFS copies of the: (a) trust instruments and insurance contracts; (b) two most recent Forms 5500 filed with the IRS; (c) most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8. Except as provided in SBBX Disclosure Schedule 4.12.8 and except for agreements and arrangements with vendors and other third-party service providers, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director of SBBX or any SBBX Subsidiary to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in the vesting or acceleration of any benefits under any SBBX Compensation and Benefit Plan, (c) result in any increase in benefits payable under any SBBX Compensation and Benefit Plan, or (d) entitle any current or former employee, director or consultant of SBBX to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.12.9. Except as disclosed in SBBX Disclosure Schedule 4.12.9, neither SBBX nor any SBBX Subsidiary maintains any compensation plans, programs or arrangements under which payment is reasonably likely to become nondeductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that SBBX makes no representation or warranty regarding the effect of the transactions or payments contemplated by this Agreement or any actions taken by PFS or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10. Except as disclosed in SBBX Disclosure Schedule 4.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) of SBBX or any SBBX Subsidiary are either exempt from, or in compliance in all material respects with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.

4.12.11. SBBX Disclosure Schedule 4.12.11 sets forth, as of a date no more than five (5) Business Days preceding the date of this Agreement, a list of the full names of all officers, and employees of SBBX and each SBBX Subsidiary, their title and annual rate of base salary, and their date of hire.

4.13. Brokers, Finders and Financial Advisors.

SBBX has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by SBBX and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with KBW, setting forth the fees payable to KBW for services rendered to SBBX in connection with the Merger and transactions contemplated by this Agreement has been made available to PFS.

4.14. Environmental Matters.

4.14.1. To the Knowledge of SBBX, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by SBBX (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon SBBX or any SBBX Subsidiary. To the Knowledge of SBBX, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to SBBX or any SBBX Subsidiary by reason of any Environmental Laws. Neither SBBX nor any SBBX Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that SBBX or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by SBBX or any SBBX Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon SBBX or any SBBX Subsidiary.

4.14.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to SBBX’s Knowledge, threatened, before any court, governmental agency or other forum against SBBX or any SBBX Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SBBX or any SBBX Subsidiary.

4.14.3. To SBBX’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SBBX or any SBBX Subsidiary, and to SBBX’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by SBBX or any SBBX Subsidiary except in compliance with Environmental Laws in all material respects.

4.15. Loan Portfolio and Investment Securities.

4.15.1. The allowance for loan losses reflected in SBBX’s audited consolidated balance sheet at December 31, 2019 was, and the allowance for loan losses shown on the balance sheets in SBBX’s Financial Statements for periods ending after December 31, 2019 will be, adequate under GAAP.

4.15.2. SBBX has made available to PFS a listing, as of December 31, 2019, by account, of: (A) all loans (including loan participations) of SB One Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of SB One Bank which have been terminated by SB One Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified SB One Bank during the past twelve months of, or has asserted against SB One Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by SB One Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of SB One Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of SB One Bank’s business. All such loans are owned by SB One Bank free and clear of any liens.

4.15.4. (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of SBBX and any SBBX Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

4.15.5. SBBX and each SBBX Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of SBBX or such SBBX Subsidiary. Such securities are valued on the books of SBBX in accordance with GAAP in all material respects. SBBX and each SBBX Subsidiary employs investment, securities, risk management and other policies, practices and procedures which SBBX believes are prudent and reasonable.

4.15.6. Neither SBBX nor any SBBX Subsidiary is now, or has been since December 31, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

4.15.7. None of the agreements pursuant to which SBBX or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.15.8. SBBX Disclosure Schedule 4.15.8 sets forth each loan participation entered into by SBBX or any of its Subsidiaries as of December 31, 2019. With respect to each such participation sold, SBBX or its Subsidiaries has in its files an opinion of counsel that such participation is a true sale.

4.16. Related Party Transactions.

Except as set forth in SBBX Disclosure Schedule 4.16, neither SBBX nor any SBBX Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding retail deposit transactions in the normal course of business) with any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of SBBX or any SBBX Subsidiary (other than a deposit relationship in the normal course of business). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features

(as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any director, executive officer (or an immediate family member, as defined in SEC Regulation S-K Item 404, of such person), greater than 5% shareholder, or Affiliate of SBBX is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of SBBX, neither SBBX nor any SBBX Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by SBBX or any such any SBBX Subsidiary is inappropriate.

4.17. Required Vote.

The affirmative vote of a majority of the votes cast at the SBBX Shareholders Meeting by the holders of SBBX Common Stock entitled to vote thereon is the only shareholder approval required to approve this Agreement and the Merger under SBBX’s certificate of incorporation and the NJBCA. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

4.18. Registration Obligations.

Neither SBBX nor any SBBX Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.19. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SBBX’s or any SBBX Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in SBBX Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SBBX, with counterparties believed to be financially responsible at the time; and to SBBX’s Knowledge each of them constitutes the valid and legally binding obligation of SBBX any such SBBX Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SBBX nor any SBBX Subsidiary, nor to the Knowledge of SBBX is any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20. Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of SBBX has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of SBBX Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21. Trust Accounts.

Neither SBBX nor any SBBX Subsidiary exercises trusts powers or acts as a fiduciary in any manner requiring NJDBI or FDIC approval.

4.22. Intellectual Property.

SBBX and the SBBX Subsidiaries own or, to SBBX’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case the absence of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX, and neither SBBX nor any SBBX Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. SBBX and the SBBX Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of SBBX, the conduct of the business of SBBX and the SBBX Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.23. Insurance Subsidiary.

4.23.1. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBBX, (i) since January 1, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any SBBX Subsidiary (“SBBX Insurance Agent”) wrote, sold, produced, managed, administered or procured business for an SBBX Subsidiary, such SBBX Insurance Agent was, at the time the SBBX Insurance Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no SBBX Insurance Agent has been since January 1, 2017, or to the Knowledge of SBBX is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such SBBX Insurance Agent’s writing, sale, management, administration or production of insurance business for any SBBX Insurance Subsidiary (as defined below), and (iii) each SBBX Insurance Agent was appointed by SBBX or an SBBX Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such SBBX Insurance Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “SBBX Insurance Subsidiary” means SB One Insurance Agency and each other SBBX Subsidiary through which insurance operations are conducted.

4.23.2. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBBX, (i) since January 1, 2017, SBBX and the SBBX Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any SBBX Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each SBBX Insurance Subsidiary has operated and otherwise been in material compliance with all applicable insurance laws, rules and regulations.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which SBBX or any SBBX Subsidiary is a party. To the Knowledge of SBBX, there is no union organizing effort pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of SBBX, threatened against SBBX or any SBBX Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of SBBX, SBBX and each SBBX Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SBBX.

4.25. No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SBBX. Except as set forth in SBBX Disclosure Schedule 4.25, since December 31, 2019, SBBX and each SBBX Subsidiary has carried on its businesses in all material respects in the ordinary course.

4.26. SBBX Information Supplied.

The information relating to SBBX, the SBBX Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27. No Other Representations or Warranties.

Except for the representations and warranties made by SBBX in this Article IV, neither SBBX nor any other person makes any express or implied representation or warranty with respect to SBBX, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SBBX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SBBX nor any other person makes or has made any representation or warranty to PFS, Provident Bank or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SBBX, any of its businesses, or (ii) except for the representations and warranties made by SBBX in this Article IV, any oral or written information presented to PFS or Provident Bank or any of its affiliates or representatives in the course of their due diligence investigation of SBBX, the negotiation of this Agreement or in the course of the transactions contemplated hereby. SBBX acknowledges and agrees that neither PFS, Provident Bank nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS

5.1. General.

PFS represents and warrants to SBBX that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS Disclosure Schedules delivered by PFS to SBBX on the date hereof, and except as to any representation or warranty which relates to a specific date. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the PFS Disclosure Schedules (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the PFS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PFS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on PFS and (iii) any disclosures made in the PFS Disclosure Schedule with respect to a section of this Article V shall be deemed to qualify any other section of this Article V (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

5.2. Organization.

5.2.1. PFS is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly registered with the FRB as a bank holding company under the BHCA. PFS has elected to be, and qualifies as, a financial holding company under the BHCA. PFS has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. PFS is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on PFS.

5.2.2. Provident Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. Provident Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PFS. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. PFS Disclosure Schedule 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The minute books of PFS and each PFS Subsidiary since December 31, 2017 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees). The books and records of PFS have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

5.2.5. Prior to the date of this Agreement, PFS has made available to SBBX true and correct copies of the certificate of incorporation and bylaws of PFS and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of 200,000,000 shares of common stock, $0.01 par value (the “PFS Common Stock”), of which 66,044,795 shares are issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “PFS Preferred Stock”), none of which are outstanding. All of the issued and outstanding shares of PFS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are 17,383,016 shares of PFS Common Stock held by PFS as treasury stock. All of the issued and outstanding shares of PFS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. Except for shares issuable in connection with grants made under the PFS Stock Benefit Plans or as set forth in PFS Disclosure Schedule 5.3.1, neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS.

5.3.2. All the issued and outstanding shares of capital stock of Provident Bank are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by PFS free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

5.3.3. Except as disclosed in the PFS Proxy Statement relating to its 2019 Annual Meeting of Shareholders, or as reflected in Schedules 13D or 13G as filed with the SEC subsequent to the Proxy Statement relating to the 2019 Annual Meeting of Shareholders, to the Knowledge of PFS, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock.

5.3.4. Except as set forth in PFS Disclosure Schedule 5.3.4, PFS owns all of the capital stock of each PFS Subsidiary, free and clear of any lien or encumbrance. Except for the PFS Subsidiaries, PFS does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of PFS Subsidiaries, equity interests held by PFS Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of PFS Subsidiaries, including stock in the FHLB. Either PFS or any PFS Subsidiary owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.5. No bonds, debentures, notes or other indebtedness issued by PFS or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of PFS or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of PFS or any of its Subsidiaries, are issued or outstanding.

5.4. Authority; No Violation.

5.4.1. PFS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and the consummation by PFS of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of PFS, and no other corporate proceedings on the part of PFS are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PFS, and subject to the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by SBBX, constitutes a valid and binding obligations of PFS, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. PFS has approved the Bank Merger Agreement and the Bank Merger in its capacity as the sole shareholder of Provident Bank.

5.4.2. Subject to receipt of Regulatory Approvals and SBBX and PFS’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by PFS, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PFS with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS.

5.5. Consents and Approvals.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, including the Proxy Statement-Prospectus and any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, (e) the filing of the Bank Merger Certificate and (f) approval of this Agreement by the requisite vote of the shareholders of SBBX, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to PFS’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by PFS, and (y) the completion of the Merger and the Bank Merger. No vote of the shareholders of PFS is required by law, the Certificate of Incorporation and Bylaws of PFS, NYSE listing standards or otherwise to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

5.6. Financial Statements; Securities Documents; Reports.

5.6.1. Since January 1, 2017, Provident Bank has filed with the NJDBI and the FDIC, and PFS has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “PFS Regulatory Reports”), and if requested by SBBX, PFS promptly will deliver or make available to SBBX accurate and complete copies of such reports and documentation. The PFS Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. Notwithstanding the foregoing, nothing in this Section 5.6.1 shall require PFS to provide PFS with any confidential regulatory supervisory information of Provident Bank or PFS.

5.6.2. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3. At the date of each balance sheet included in the PFS Financial Statements or the PFS Regulatory Reports, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or PFS Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.4. The records, systems, controls, data and information of PFS and the PFS Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFS and the PFS Subsidiaries or their accountants (including all means of access thereto and there from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.4. PFS (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the PFS Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect PFS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PFS’s internal control over financial reporting. These disclosures (if any) were made in writing by management to PFS’s auditors and audit committee and a copy has previously been made available to SBBX.

5.6.5. Since December 31, 2017, (i) neither PFS nor any of its Subsidiaries nor, to the Knowledge of PFS, any director, officer, employee, auditor, accountant or representative of PFS or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PFS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFS or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing PFS or any of its Subsidiaries, whether or not employed by PFS or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by PFS or any of its officers, directors, employees or agents to the Board of Directors of PFS or any committee thereof or to any director or officer of PFS.

5.6.6. Since December 31, 2017, PFS has filed with the SEC all forms, reports, schedules, registration statements, and definitive proxy statements required to be filed by it with the SEC (collectively, the “PFS Securities Documents”). As of their respective dates, the PFS Securities Documents complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the PFS Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PFS Securities Documents.

5.6.7. PFS and its officers and board of directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE.

5.7. Taxes.

PFS and each PFS Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of PFS and each PFS Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of PFS and each PFS Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither PFS nor any PFS Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of PFS and or any PFS Subsidiary or the assets of

PFS and any PFS Subsidiary. There are no liens for material Taxes (except Taxes not yet due and payable) on any of the assets of PFS or any PFS Subsidiary. PFS has made available to PFS true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither PFS nor any PFS Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PFS and each PFS Subsidiary). Neither PFS nor any PFS Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PFS) or (B) has any liability for the Taxes of any person (other than PFS or any PFS Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise). Neither PFS nor any PFS Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither PFS nor any PFS Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has PFS been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

5.8. Ownership of Property; Insurance Coverage.

5.8.1. PFS and each PFS Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by PFS or each PFS Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Regulatory Reports and in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB and FRB, inter-bank credit facilities, or any transaction by a PFS Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the PFS Financial Statements. PFS and the PFS Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by PFS and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2. PFS and each PFS Subsidiary are insured with reputable insurers against such risks and in such amounts that management of PFS reasonably determined to be prudent, sufficient and consistent with industry practice, and PFS and each PFS Subsidiary are in compliance in all material respects with their insurance policies. Neither PFS nor any PFS Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PFS or any PFS Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect.

5.9. Legal Proceedings.

Except as set forth in PFS Disclosure Schedule 5.9, there is no suit, action, investigation or proceeding pending or, to PFS’ Knowledge, threatened against or adversely affecting PFS or any PFS Subsidiary (and to PFS’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to PFS or any such PFS Subsidiary, would be

(A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by PFS or any PFS Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) or to which their respective assets are subject.

5.10. Compliance With Applicable Law.

5.10.1. To PFS’s Knowledge, PFS and each PFS Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes Personal Data. The Boards of Directors of PFS and Provident Bank have adopted and PFS and Provident Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2. Neither PFS nor any PFS Subsidiary has any Knowledge of, nor has PFS or any PFS Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause PFS or any PFS Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “Satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither PFS nor any PFS Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

5.10.3. PFS (including Provident Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of PFS, neither PFS nor any PFS Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFS. To the knowledge of PFS, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PFS.

5.10.4. PFS and each PFS Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFS or Provident Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

5.10.5. Except as set forth in PFS Disclosure Schedule 5.10.5, neither PFS nor any PFS Subsidiary is, or since December 31, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Except as set forth in PFS Disclosure Schedule 5.10.5, since December 31, 2017, neither PFS nor any PFS Subsidiary has received any written notification or, to PFS’s Knowledge, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring, or threatening to require, PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “PFS Regulatory Agreement”). The most recent regulatory rating given to PFS and Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.10.6. Following the completion of the Merger, Provident Bank’s regulatory capital ratios shall be at or above the levels required for Provident Bank to be considered “well-capitalized” under applicable bank regulatory guidelines.

5.11. Employee Benefit Plans.

5.11.1. Each bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare benefit plans (including paid time off policies), fringe benefit plans, employment, consulting, severance and change in control agreements, and all other material benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary (i) in which any employee or former employee, consultant or former consultant or director or former director of PFS or any PFS Subsidiary participates or (ii) to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PFS Compensation and Benefit Plans”), to the Knowledge of PFS, has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Except as disclosed in PFS Disclosure Schedule 5.11.1, neither PFS nor any PFS Subsidiary has any commitment to create any additional material PFS Compensation and Benefit Plan or to materially modify, change or renew any existing PFS Compensation and Benefit Plan, except as required by applicable law or Governmental Entity, to maintain the qualified status thereof or in the ordinary course of business consistent with past practice.

5.11.2. Each PFS Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to PFS’s Knowledge, there are no factors or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of PFS, threatened material action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any PFS Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan have been timely made or are accrued on PFS’s Financial Statements in accordance with GAAP. PFS and its Subsidiaries have duly expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.4. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business and timely made, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit pension plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, (a) all required contributions to each PFS Defined Benefit Plan have been made in compliance with Section 412 and 430 of the Code and Section 302 and 303 of ERISA on or before the applicable due date, and there are no contributions which are required to be made to any of the Title IV Plan during the year ending December 31, 2020; (b) no PFS Defined Benefit Plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (c) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect with respect to a PFS Defined Benefit Plan; and (d) all premiums payable and due pursuant to Section 4007 of ERISA with respect to a PFS Defined Benefit Plan have been timely paid.

5.12. Environmental Matters.

5.12.1. To the Knowledge of PFS, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any of PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.12.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by PFS or any PFS Subsidiary.

5.13. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Piper Sandler & Co. and the fee payable pursuant thereto.

5.14. Intellectual Property.

PFS and each PFS Subsidiary owns or, to PFS’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of PFS’s or each of PFS’s Subsidiaries’ business, except in each case the absence of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except in each case which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.15. Labor Matters.

There are no labor or collective bargaining agreements to which PFS or any PFS Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of PFS, threatened against PFS or any PFS Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of PFS, threatened against PFS or any PFS Subsidiary. There is no unfair labor proceeding pending or, to the Knowledge of PFS, threatened in writing against PFS or any PFS Subsidiary (other than routine employee grievances that are not related to union employees). PFS and each PFS Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.16. No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.17. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more PFS Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS, with counterparties believed to be financially responsible at the time; and to PFS’s Knowledge each of them constitutes the valid and legally binding obligation of PFS or one of the PFS Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor Provident Bank is, nor to the Knowledge of PFS is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.18. Loan Portfolio.

5.18.1. The allowance for loan losses reflected in PFS’s audited consolidated balance sheet at December 31, 2019 was, and the allowance for loan losses shown on the balance sheets in PFS’s Financial Statements for periods ending after December 31, 2019 will be, adequate under GAAP.

5.18.2. PFS has made available to SBBX a listing of loans that as of December 31, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

5.18.3. All loans receivable (including discounts) and accrued interest entered on the books of Provident Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Provident Bank’s business. All such loans are owned by Provident Bank free and clear of any liens.

5.18.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.18.5. Neither PFS nor any PFS Subsidiary is now, or has been since December 31, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

5.18.6. PFS and the PFS Subsidiaries have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of PFS or a PFS Subsidiary. Such securities are valued on the books of PFS in accordance with GAAP in all material respects. PFS employs investment, securities, risk management and other policies, practices and procedures which PFS believes are prudent and reasonable.

5.19. PFS Information Supplied

The information relating to PFS, any PFS Subsidiary and its and their respective directors and officers to be contained in the Proxy Statement, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by PFS with respect to statements made or incorporated by reference therein based on information supplied by SBBX specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.20. No Other Representations or Warranties

Except for the representations and warranties made by PFS in this Article V, neither PFS, Provident Bank nor any other person makes any express or implied representation or warranty with respect to PFS, Provident

Bank, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PFS and Provident Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PFS, Provident Bank nor any other person makes or has made any representation or warranty to SBBX or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to PFS, Provident Bank, or any of their respective subsidiaries or businesses, or (ii) except for the representations and warranties made by PFS and Provident Bank in this Article V, any oral or written information presented to SBBX or any of its affiliates or representatives in the course of their due diligence investigation of PFS and Provident Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby. PFS acknowledges and agree that neither SBBX nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS OF SBBX

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent shall not be unreasonably withheld or delayed, SBBX will, and it will cause each SBBX Subsidiary to: (a) operate its business, only in the usual, regular and ordinary course of business consistent with past practice; (b) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and (c) take no action that would, or would be reasonably likely to, (i) prevent or adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby, or (ii) prevent or adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. SBBX agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in SBBX Disclosure Schedule 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld or delayed), it will not, and it will cause each of the SBBX Subsidiaries not to:

(A) amend or waive any provision of its Certificate of Incorporation or Bylaws, or appoint a new director to the board of directors;

(B) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any Subsidiary of SBBX to SBBX or any of its wholly-owned Subsidiaries, (B) a regular quarterly cash dividend on the SBBX Common Stock at a rate not to exceed $0.085 per share per quarter, with dividend record and payment dates, subject to Section 8.5, consistent with past practice, or (C) the acceptance of shares of SBBX Common Stock as payment for the exercise price of SBBX Stock Options or for withholding Taxes incurred in connection with the exercise of SBBX Stock Options or the vesting or settlement of SBBX Restricted Stock; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other Rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of SBBX Common Stock in connection with currently outstanding awards granted under the SBBX Stock Benefit Plans;

(C) enter into, amend in any material respect or terminate any Material Contract, except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) (i) grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase the compensation or fringe benefits of, any of its directors, officers or employees, except (1) as may be required pursuant to applicable law or commitments existing on the date hereof, (2) as to non-executive employees, increases in the ordinary course of business and consistent with past practice, (3) the payment of bonuses for the year ending December 31, 2019 to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount, methodology, persons covered and payment timing, with past practice, (4) entering into standard offer letters and arrangements with new hires permitted by this Agreement, (5) in connection with promotions permitted by this Agreement in the ordinary course of business and (6) increases not to exceed five percent (5%) with respect to any individual and all such increase in the aggregate shall not exceed three percent (3%) of total compensation; or (ii) hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, provided that notwithstanding the foregoing that SBBX may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) (i) enter into or modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, group insurance or other material employee benefit contract, plan or arrangement, in respect of any of its directors, officers or employees, except in each case as required or deemed advisable to comply with applicable law; or (ii) make any employer contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate SBBX or any SBBX Subsidiary with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries, or sell or lease all or any substantial portion of the assets or business of SBBX or any SBBX Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SBBX or any SBBX Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of any SBBX Subsidiary or sell or otherwise dispose of any asset of SBBX or any SBBX Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of SBBX or any SBBX Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action that is intended or may reasonably be expected to result in any of the representations and warranties of SBBX set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator responsible for regulating SBBX;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which SBBX or any SBBX Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than securities with a weighted average life of not more than four years as of the date of purchase;

(M) except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the SBBX Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), or modify any existing loan, in an amount in excess of $5.0 million for a commercial real estate loan or a commercial business loan, or in excess of $2.0 million for a land or construction loan, or in excess of $1.0 million for a residential loan secured by a first lien on real estate, or in excess of $500,000 for any other consumer loan, or that involves an exception to policy involving any new or renewal of an existing loan in excess of $750,000, or a new loan or loan commitment to any director or executive officer of SBBX or any SBBX Subsidiary; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within three business days after receipt by PFS of (i) a written request by SBBX to exceed such limit and (ii) all financial or other data that PFS may reasonably request to evaluate such loan;

(N) except as set forth on the SBBX Disclosure Schedule 6.1.2(N), enter into, renew or modify any transaction with an officer, director or affiliate, directly or indirectly through an entity affiliated or associated with such officer, director or Affiliate, other than a deposit transaction with SB One Bank in the ordinary course of business consistent with past practice;

(O) enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any SBBX Compensation and Benefit Plan;

(S) except as set forth in SBBX Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in SBBX Disclosure Schedule 6.1.2(T), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan, other than in the ordinary course of business consistent with past practice;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by SBBX of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights;

(Z) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(AA) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, SBBX will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. SBBX will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the initiation or the threat of material litigation involving SBBX or any SBBX Subsidiary. Without limiting the foregoing, as requested by PFS, senior officers of SBBX shall meet with senior officers of PFS on a monthly basis to review the financial and operational affairs of SBBX.

6.2.2. SBBX and PFS shall meet on a regular basis to discuss and plan for the conversion of SBBX’s data processing and related electronic informational systems to those used by PFS, which planning shall include, but not be limited to, discussion of the possible termination by SBBX of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by SBBX in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that SBBX shall not be obligated to take any such action prior to the Effective Time and, unless SBBX otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3. SBBX shall provide PFS, within 15 business days of the end of each calendar month, a written list of all SB One Bank delinquent loans and classified assets. On a monthly basis, SBBX shall provide PFS with a schedule of (i) all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and (ii) loan grading changes.

6.2.4. SBBX shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of SBBX or any SBBX Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, SBBX shall permit PFS reasonable access during normal business hours upon reasonable notice to its properties, and shall disclose and make available to PFS during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter SBBX reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Provident Bank may have a reasonable interest; provided, however, that SBBX shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or as not permitted by law or regulation. SBBX shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS and Provident Bank shall use commercially reasonable efforts to minimize any interference with SBBX’s regular business operations during any such access to SBBX’s property, books and records.

6.3.2. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall PFS have access to any information that, based on advice of SBBX’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of SBBX with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by PFS, SBBX has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of SBBX or such Person or Persons as may be designated by SBBX. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, SBBX will furnish to PFS copies of each annual, interim or special audit of the books of SBBX and each SBBX Subsidiary made by its independent auditors and copies of all internal control reports submitted to SBBX by such auditors in connection with each annual, interim or special audit of the books of SBBX and the SBBX Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, SBBX will deliver to PFS the SBBX Regulatory Reports. SBBX will furnish to PFS copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the FRB or any other regulatory authority, except as legally prohibited thereby. Within 15 days after the end of each month, SBBX will deliver to PFS a monthly financial package that shall include a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. SBBX will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of SBBX or any SBBX Subsidiary.

6.4.4. With reasonable promptness, SBBX will furnish to PFS such additional financial data that SBBX possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

SBBX shall maintain, and shall cause the SBBX Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business and consistent with past practice.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, SBBX will promptly supplement or amend the SBBX Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SBBX Disclosure Schedules or which is necessary to correct any information in such SBBX Disclosure Schedules which has been rendered materially inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.6 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by SBBX, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX. No supplement or amendment to such SBBX Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

SBBX shall use its reasonable best efforts, and shall cause each SBBX Subsidiary to use its best efforts, to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. Reasonable Best Efforts.

Subject to the terms and conditions herein provided, SBBX agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that SBBX determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

(a) SBBX shall not, and shall cause the SBBX Subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than PFS) any information or data with respect to SBBX or any of the SBBX Subsidiaries or otherwise relating to an Acquisition Proposal (it being understood that issuing any press release or furnishing any documents filed or furnished by SBBX pursuant to the requirements of Exchange Act would not constitute a violation of this Section); (iii) without the prior written consent of PFS, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SBBX is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by SBBX or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of SBBX or otherwise, shall be deemed to be a breach of this Agreement by SBBX. SBBX and the SBBX Subsidiaries shall, and cause each of the SBBX Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from PFS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SBBX or any of the SBBX Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of SBBX or any of the SBBX Subsidiaries representing, in the aggregate, 25% or more of the assets of SBBX and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of SBBX or any of the SBBX Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of SBBX or any of the SBBX Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), SBBX may take any of the actions described in clause (ii) and (iv) of Section 6.10(a) if, but only if prior to the SBBX Shareholders Meeting, (i) SBBX has received a bona fide unsolicited written Acquisition Proposal, that did not result from a breach of this Section 6.10; (ii) the SBBX Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to SBBX’s shareholders under applicable law; (iii) SBBX has provided PFS with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SBBX or otherwise relating to an Acquisition Proposal, SBBX receives from such Person a confidentiality agreement with terms no less favorable to SBBX than those contained in the Confidentiality Agreement. SBBX shall promptly provide to PFS any non-public information regarding SBBX or its Subsidiaries provided to any other Person that was not previously provided to PFS, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the SBBX Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of SBBX Common Stock or all, or substantially all, of the assets of SBBX and the SBBX Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of SBBX Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to SBBX’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to SBBX’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) SBBX shall promptly (and in any event within 48 hours) notify PFS in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with SBBX or any SBBX Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SBBX agrees that it shall keep PFS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6.10(e), neither the SBBX Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to PFS in connection with the transactions contemplated by this Agreement (including the Merger), the SBBX Recommendation (as defined in Section 8.1), fail to reaffirm the SBBX Recommendation within five (5) Business Days following a written request by PFS, or make any statement, filing or release, in connection with the SBBX Shareholders Meeting or otherwise, inconsistent with the SBBX Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SBBX or any of the SBBX Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring SBBX to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of the SBBX Shareholders Meeting, the SBBX Board may withdraw, qualify, amend or modify the SBBX Recommendation (a “SBBX Subsequent Determination”) after the third Business Day following PFS’s receipt of a notice (the “Notice of Superior Proposal”) from SBBX advising PFS that the SBBX Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal if, but only if (i) the SBBX Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to SBBX’s shareholders under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by PFS (the “Notice Period”), SBBX and the SBBX Board shall have cooperated and negotiated in good faith with PFS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SBBX to proceed with the SBBX Recommendation without a SBBX Subsequent Determination; provided, however, that PFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by PFS since its receipt of such Notice of Superior Proposal, the SBBX Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SBBX shall be required to deliver a new Notice of Superior Proposal to PFS and again comply with the requirements of this Section 6.10(e), except that the Notice Period shall be reduced to one (1) Business Day.

(f) Notwithstanding any SBBX Subsequent Determination, this Agreement shall be submitted to SBBX’s shareholders at the SBBX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SBBX of such obligation; provided, however, that if the SBBX Board shall have made a SBBX Subsequent Determination, then the SBBX Board may submit this Agreement to the SBBX’s shareholders without recommendation, in which event the SBBX Board may communicate the basis for its lack of a recommendation to the SBBX’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, for so long as this Agreement remains in effect, SBBX shall not submit to the vote of its shareholders any Acquisition Proposal other than this Agreement and the Merger.

(g) SBBX shall adjourn or postpone the SBBX Shareholders Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of SBBX Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SBBX Shareholders Meeting or (ii) on the date of the SBBX Shareholders Meeting, SBBX has not received proxies representing a sufficient number of shares necessary to obtain the requisite vote of the shareholders of SBBX; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by SBBX and that has been publicly disclosed or otherwise become public) SBBX makes a SBBX Subsequent Determination that is permitted by Section 6.10(e), SBBX thereafter shall not be so required to adjourn or postpone the SBBX Shareholders Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the SBBX Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of SBBX at the SBBX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve SBBX of such obligation, including if SBBX makes a SBBX Subsequent Determination.

6.11. Board of Directors and Committee Meetings.

(a) SBBX shall distribute a copy of each SBBX Board package, including the agenda and any draft minutes, to PFS promptly after it distributes a copy of such packages to the SBBX Board; provided, however, that SBBX shall not be required to copy PFS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of SBBX or any other matter that the SBBX Board has been advised of by counsel that such distribution to PFS may violate a confidentiality obligation or fiduciary duty or any law or regulation.

(b) Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), SBBX shall upon the reasonable request and notice of PFS permit, and shall cause the SBBX Subsidiaries to permit, a representative of PFS to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers, provided that SBBX shall not be required to permit such representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the SBBX Board of Directors has been advised of by counsel that such attendance by these representatives may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

6.12. Shareholder Litigation.

SBBX shall give PFS the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against SBBX and/or its directors or other affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without PFS’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.13. Employee Benefits.

If requested by PFS in writing no later than five (5) Business Days prior to the Effective Time and after the SBBX Shareholders Meeting, SBBX shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, agreement or arrangement, reasonably necessary (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate each SBBX Compensation and Benefit Plan identified in writing by PFS (if permitted by the terms of such SBBX Compensation Benefit Plan), as of (a) immediately prior to the Effective Time, (b) such later date as requested by PFS, or (c) if insufficient notice is provided by PFS in order for SBBX or any SBBX Subsidiary to contractually terminate a SBBX Compensation and Benefit Plan as of such dates, on such later date as required by the termination provisions of such SBBX Compensation and Benefit Plan.

ARTICLE VII

COVENANTS OF PFS

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of SBBX, which consent will not be unreasonably withheld or delayed, PFS will, and it will cause each PFS Subsidiary to, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would or would be reasonably likely to: (i) prevent or adversely affect or delay the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby; or (ii) prevent or adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (v) agree to do any of the foregoing.

7.2. Regulatory Filings Relating to Merger.

In furtherance and not in limitation of Sections 8.2 and 8.3 hereof, PFS will furnish to SBBX copies of all documents, statements and reports that it or Provident Bank files with any other Bank Regulator or the SEC with respect to the Merger and provide SBBX with a reasonable opportunity to comment thereon prior to submitting such materials to the Bank Regulator or the SEC.

7.3. Maintenance of Insurance.

PFS shall maintain, and cause each PFS Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS Disclosure Schedule or which is necessary to correct any information in such PFS Disclosure Schedule which has been rendered inaccurate thereby; provided, however, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.4 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by PFS, unless the underlying breach would independently result in a failure to satisfy of the conditions set forth in Article IX. No supplement or amendment to such PFS Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

PFS shall use its reasonable best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated, and in the manner contemplated, by this Agreement.

7.6. Reasonable Best Efforts.

Subject to the terms and conditions herein provided, PFS agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that PFS determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SBBX.

7.8. Employee Benefits.

7.8.1. PFS will review all SBBX Compensation and Benefit Plans to determine, in its sole and absolute discretion, whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by SBBX or any SBBX Subsidiary are changed or terminated by PFS, in whole or in part, PFS shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of PFS or applicable PFS Subsidiary (as of the date any such compensation or benefit is provided). Employees of SBBX or any SBBX Subsidiary who become participants in a PFS Compensation and Benefit Plan shall, for purposes of (i) determining eligibility for, (ii) any applicable vesting periods of and (iii) with respect to vacation and severance rights, level of benefits of such employee benefits be given credit for meeting such eligibility, vesting and level of benefits requirements in such plans for service as an employee of SBBX or any SBBX Subsidiary (and their predecessors) prior to the Effective Time, provided, however, that the foregoing service recognition shall not apply (i) to the extent it would result in duplication of benefits for the same period of services; (ii) for benefit accrual purposes under any PFS Compensation and Benefit Plan (other than such plans providing vacation and severance rights); or (iii) where such service is with respect to a newly-established benefit plan of PFS for which similarly-situated employees of PFS do not receive past service credit. This Agreement shall not be construed to limit the ability of PFS or Provident Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2. PFS and Provident Bank will offer employees of SBBX or any SBBX Subsidiary whose jobs are eliminated as a result of or in connection with the Merger priority in applying for open positions within PFS and Provident Bank. PFS agrees that each employee of SBBX or any SBBX Subsidiary who (i) is not offered employment with PFS or Provident Bank as of the Effective Time or (ii) is involuntarily terminated by PFS or Provident Bank (other than for cause as determined in accordance with the personnel policies of Provident Bank) within twelve months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement, severance, consulting, or similar agreement shall receive a severance payment equal to (A) two weeks of base pay (at the rate in effect on the termination date) for each full year of service at SBBX or any SBBX Subsidiary, with a maximum of 26 weeks and a minimum of four weeks of base pay, plus (B) amounts payable to such employee for accrued vacation and personal days; provided, that such individual executes and does not revoke a release agreement in the form set forth in PFS Disclosure Schedule 7.8.2.

7.8.3. In the event of any termination or consolidation of any SBBX health plan with any Provident Bank health plan, Provident Bank shall use commercially reasonable efforts to make available to employees of SBBX and any SBBX Subsidiary who continue employment with PFS or Provident Bank (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated Provident Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a SBBX health plan prior to the time that such Continuing Employee becomes eligible to participate in a Provident Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the SBBX health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all similarly situated employees of Provident Bank and their dependents. In the event of a termination or consolidation of any SBBX health plan, terminated SBBX employees and qualified beneficiaries will have the right to continued coverage under group health plans of Provident Bank in accordance with COBRA, consistent with the provisions below. Provident Bank shall use commercially reasonable efforts so that employees of SBBX or any SBBX Subsidiary who cease participating in a SBBX health plan and become participants in a comparable Provident Bank health plan receive credit for any co-payment and deductibles paid under SBBX health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Provident Bank health plan, upon substantiation, in a form satisfactory to Provident Bank that such co-payment and/or deductible has been satisfied.

7.8.4. PFS shall honor all obligations under the existing employment and change in control agreements as set forth in SBBX Disclosure Schedule 7.8.4. Except as otherwise terminated pursuant to Section 6.13, PFS shall assume and honor all SBBX Compensation and Benefit Plans in accordance with their terms.

7.8.5. Anthony J. Labozzetta, President and Chief Executive Officer of SBBX, shall be appointed as President and Chief Operating Officer of the Surviving Corporation at the Effective Time. At the Effective Time, PFS and Mr. Labozzetta shall enter into an employment agreement in the form set forth in PFS Disclosure Schedule 7.8.5.

7.8.6. If requested by PFS, SBBX shall take all such actions as PFS may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 and any state specific WARN Act statutes (collectively, the “WARN Act”), including providing notices to employees of SBBX or any SBBX Subsidiary.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of SBBX or an SBBX Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SBBX or an SBBX Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by SBBX under the NJBCA and under SBBX’s Certificate of Incorporation and Bylaws. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by SBBX under the NJBCA, and under SBBX’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence.

7.9.2. In the event that either PFS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PFS shall assume the obligations set forth in this Section 7.9.

7.9.3. Either Provident Bank or PFS shall maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of SBBX (provided, that PFS or Provident Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall PFS or Provident Bank be required to expend in the aggregate pursuant to this Section 7.9.3 more than 200% of the annual cost currently expended by SBBX with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS or Provident Bank shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, SBBX agrees in order for PFS or Provident Bank to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4. The obligations of Provident Bank and PFS provided under this Section 7.9 are intended to be enforceable against Provident Bank and PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS and Provident Bank.

7.10. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.11. Current Information.

During the period from the date of this Agreement to the Closing Date, PFS will promptly notify SBBX, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving PFS and any PFS Subsidiary. PFS shall be reasonably responsive to requests by SBBX for access to such information and personnel regarding PFS and Provident Bank as may be reasonably necessary for SBBX to confirm that the representations and warranties of PFS and Provident Bank contained herein are true and correct and that the covenants of PFS and Provident Bank contained herein have been performed in all material respects; provided, however, that neither PFS nor Provident Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure, in PFS’s or Provident Bank’s reasonable judgment, would interfere with the normal conduct of PFS’s or Provident Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.12. Stock Reserve.

PFS agrees at all times from the date of this Agreement until the aggregate Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock to fulfill its obligations under this Agreement.

7.13. Representation on PFS and Provident Bank Boards.

Effective as of the Effective Time, PFS shall, (i) increase the size of the Board of Directors of PFS by three members, and cause Provident Bank to take such actions as may be necessary to increase the size of the Board of Directors of Provident Bank by three members, and (ii) appoint Anthony Labozzetta, and two other persons from the SBBX board to be selected by PFS in consultation with SBBX (and who will be subject to PFS’ customary screening and evaluation procedures for potential directors and who must meet all criteria set forth in PFS’s governance principles with respect to qualifications for directors and shall qualify as an independent director under NYSE rules), to the Board of Directors of PFS and Provident Bank, with one former SBBX director being appointed to each of the three terms of directors comprising the PFS and Provident Bank Boards. Additionally, an advisory board will be appointed by Provident Bank for no less than two years, and will consist of those SBBX directors who are not selected to serve on the PFS and Provident Bank Boards, with such other terms as set forth in PFS Disclosure Schedule 7.13.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. SBBX Shareholder Meeting.

Subject to Section 6.10(e), SBBX will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of the holders of SBBX Common Stock (the “SBBX Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in SBBX’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement and any other matters required to be approved by the SBBX’s shareholders for consummation of the Merger and the transactions contemplated hereby to the SBBX shareholders (the “SBBX Recommendation”), (iii) include the SBBX Recommendation in the SBBX proxy statement, (iv) use reasonable best efforts to obtain from the shareholders of SBBX the requisite vote of the shareholders of SBBX, including by communicating to its shareholders the SBBX Recommendation and (v) not withdraw, qualify, amend or modify, or propose publicly to withdraw, qualify, amend or modify, in a manner adverse to PFS, the SBBX Recommendation or take any action, or make any public statement, filing or release inconsistent with the SBBX Recommendation, or submit this Agreement to the SBBX’s shareholders for a vote without the SBBX Recommendation.

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes of (i) registering PFS Common Stock to be offered to holders of SBBX Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the SBBX Shareholders Meeting, PFS shall draft and prepare, and SBBX shall cooperate in the preparation of, the Merger Registration Statement, including, to the extent required by law in the judgment of counsel to either party or otherwise desired by the parties, a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such prospectus and proxy statement, in the form mailed to the SBBX shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall use its best efforts to file the Merger Registration Statement, including the Proxy Statement-Prospectus, as promptly as practicable following the date of this Agreement and in any event within forty-five (45) days from the date hereof. Each of PFS and SBBX shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and SBBX shall thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SBBX shall furnish all information concerning SBBX and the holders of SBBX Common Stock as may be reasonably requested in connection with any such action.

8.2.2. SBBX shall provide PFS with any information concerning itself that PFS may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and PFS shall notify SBBX promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to SBBX promptly copies of all correspondence between PFS or any of their representatives and the SEC. PFS shall give SBBX and its counsel the reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give SBBX and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of PFS and SBBX agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to their respective shareholders at the earliest practicable time.

8.2.3. SBBX and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, SBBX shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and SBBX shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3. Regulatory Approvals.

Each of SBBX and PFS will cooperate with the other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, and PFS and Provident Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof, and no later than forty-five (45) days after the date hereof; provided, however, that in no event shall PFS or Provident Bank be required to agree to any prohibition, limitation, or other requirement that would (i) prohibit or materially limit the ownership or operation by PFS or Provident Bank of all or any material portion of the business or assets of SBBX or any SBBX Subsidiary, (ii) compel PFS or Provident Bank to dispose of or hold separate all or any material portion of the business or assets of SBBX or any SBBX Subsidiary, (iii) impose a material compliance burden, penalty or obligation on PFS or Provident Bank resulting from noncompliance by SBBX or any SBBX Subsidiary with its regulatory obligations or (iv) otherwise materially impair the value of SBBX and the SBBX Subsidiaries to PFS and Provident Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). SBBX and PFS will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of SBBX, PFS to any Bank Regulator or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. SBBX shall have the right to review and approve in advance any filing made in connection with the transactions contemplated by this Agreement with any governmental body. PFS shall give SBBX and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator or the SEC and shall give SBBX and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator or the SEC.

8.4. Exemption from Liability under Section 16(b).

SBBX and PFS agree that, in order to most effectively compensate and retain those officers and directors of the SBBX subject to the reporting requirements of Section 16(a) of the Exchange Act (the “SBBX Insiders”), both prior to and after the Effective Time, it is desirable that SBBX Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of SBBX Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 8.4. The Board of Directors of PFS and of the SBBX, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of SBBX) any dispositions of SBBX Common Stock by the SBBX Insiders, and (in the case of PFS) any acquisitions of PFS Common Stock by any SBBX Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

8.5. Dividends.

After the date of this Agreement, each of PFS and the SBBX shall coordinate with the other the declaration of any dividends in respect of PFS Common Stock and SBBX Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SBBX Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of SBBX Common Stock and any shares of PFS Common Stock any such holder receives in exchange therefor in the Merger.

8.6. Assumption of SBBX Debt.

8.6.1. Effective as of the Effective Time, PFS shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the SBBX Subordinated Notes.

8.6.2. Effective as of the Effective Time, subject to Section 8.6.3, PFS shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the SBBX TPS, providing for assumption by PFS of the SBBX’s obligations thereunder.

8.6.3. In lieu of PFS assuming the SBBX TPS in accordance with Section 8.6.2, SBBX shall, at the request of PFS, deliver a notice of redemption of the SBBX TPS and related Junior Subordinated Debentures and irrevocably deposit at or prior to the Effective Time funds with the applicable trustee sufficient to pay the applicable redemption price.

8.7. No Control of Other Party’s Business.

Nothing contained in this Agreement shall give PFS, directly or indirectly, the right to control or direct the operations of SBBX or any SBBX Subsidiary prior to the Effective Time, and nothing contained in this Agreement shall give SBBX, directly or indirectly, the right to control or direct the operations of PFS or any PFS Subsidiary prior to the Effective Time. Prior to the Effective Time, each of PFS and SBBX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. SBBX Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of SBBX.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.2. Conditions to the Obligations of PFS under this Agreement.

The obligations of PFS under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. The representations and warranties of SBBX set forth in Sections 4.3.1, the second sentence of 4.3.2, the first sentence of 4.3.3 and 4.25 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of SBBX set forth in the first sentence of Sections 4.2.1 and 4.2.2, the second and third sentence of Section 4.2.3, and Sections 4.4.1, 4.12.8 and 4.12.13 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of SBBX set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on SBBX set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SBBX. PFS shall have received a certificate signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to the foregoing effect.

9.2.2. Agreements and Covenants. SBBX shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of SBBX by the Chief Executive Officer and Chief Financial Officer of SBBX to such effect dated as of the Effective Time.

9.2.3. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction upon PFS or Provident Bank that imposes a Burdensome Condition.

9.2.4. Tax Opinion. PFS shall have received an opinion of Luse Gorman, PC, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PFS, Provident Bank, SBBX and SB One Bank, reasonably satisfactory in form and substance to such counsel.

9.3. Conditions to the Obligations of SBBX under this Agreement.

The obligations of SBBX under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. The representations and warranties of PFS set forth in Sections 5.3.1, 5.3.2, and 5.16 (in each case after giving effect to the lead in to Article V) shall be true and correct (other than, in the case of Section 5.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of PFS set forth in the first sentence of Sections 5.2.1 and 5.2.2, and Section 5.4.1 (in each case, after giving effect to the lead in to Article V) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

Closing Date as though made on and as of the Closing Date. All other representations and warranties of PFS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on PFS set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PFS. SBBX shall have received a certificate signed on behalf of PFS by the Chief Executive Officer and the Chief Financial Officer of PFS to the foregoing effect.

9.3.2. Agreements and Covenants. PFS shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and SBBX shall have received a certificate signed on behalf of PFS by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide SBBX with a certificate evidencing such delivery.

9.3.4. Tax Opinion. SBBX shall have received an opinion of Hogan Lovells US LLP, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of PFS, Provident Bank, SBBX and SB One Bank, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by electronic (PDF), facsimile or overnight courier exchange of executed documents, or at the option of the PFS, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time on the Closing Date which PFS and SBBX mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and SBBX the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, PFS shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of SBBX:

11.1.1. At any time by the mutual written agreement of PFS Bank and SBBX;

11.1.2. By either PFS or SBBX (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by SBBX) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either PFS or SBBX (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by SBBX) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. By either PFS or SBBX, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and SBBX; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either PFS or SBBX, if the shareholders of SBBX shall have voted at the SBBX Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either PFS or SBBX, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By PFS, if any Regulatory Approval includes a Burdensome Condition.

11.1.8. By PFS if (x) the SBBX Board (i) withdraws, qualifies, amends or modifies the SBBX Recommendation, or makes any statement, filing or release, in connection with the SBBX Shareholders Meeting or otherwise, inconsistent with the SBBX Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the SBBX Shareholders Meeting under Section 8.1, (iii) approves, recommends or enters into an acquisition agreement with respect to an Acquisition Proposal, (iv) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by PFS, (v) fails to publicly reconfirm the SBBX Recommendation within five (5) Business Days of being requested to do so by PFS, except during a period in which the SBBX Board is evaluating an Acquisition Proposal to comply with its fiduciary duties to the SBBX’s shareholders under applicable law or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (y) there shall have been a material breach of Section 6.10;

11.1.9. By SBBX, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

(ii) (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If SBBX elects to exercise its termination right pursuant to this Section 11.1.9, it shall give written notice to PFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of SBBX Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio; provided, however, that any such increase in the Exchange Ratio pursuant this Section 11.1.9 shall be paid to the holders of SBBX Common Stock in cash, determined on a per share basis by multiplying the increase in the Exchange Ratio by the Average Closing Price. If PFS so elects within such five-day period, it shall give prompt written notice to SBBX of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.9 the following terms shall have the meanings indicated:

“Average Closing Price” means the VWAP of PFS Common Stock as reported on the NYSE for the five (5) consecutive full trading days ending on the trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.

“Determination Date” shall mean the date on which the last required Regulatory Approval is obtained with respect to the Merger and Bank Merger, without regard to any requisite waiting period.

“Final Index Price” shall mean the average of the Index Prices for the five (5) consecutive full trading days ending on the Determination Date.

“Index Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the closing prices for the five (5) full consecutive trading days immediately preceding such date, of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the VWAP of the PFS Common Stock on the NYSE for the five (5) consecutive full trading day period ending on the Starting Date.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by PFS and SBBX.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of PFS’s willingness, and in order to induce PFS, to enter into this Agreement, SBBX hereby agrees to pay PFS, and PFS shall be entitled to payment of a fee of $9.0 million (the “PFS Fee”). The PFS Fee shall be paid within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) (a) PFS terminates this Agreement pursuant to Section 11.1.8 or (b) PFS or SBBX terminates this Agreement pursuant to Section 11.1.5 after the public disclosure, or public awareness or SBBX’s awareness, of an Acquisition Proposal, and SBBX has made a SBBX Subsequent Determination; or

(ii) The entering into a definitive agreement by SBBX relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving SBBX within twelve months after the occurrence of any of the following: (a) the termination of the Agreement by PFS and Provident Bank pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by SBBX after the public disclosure, or public awareness or SBBX’s awareness, of an Acquisition Proposal; or (b) the failure of the shareholders of SBBX to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(D) The right to receive payment of the PFS Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS against SBBX and its Subsidiaries and their respective officers and directors with respect to a termination under (i) or (ii) above.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of SBBX), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of SBBX, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to SBBX’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS, Provident Bank and SBBX mutually agree to be bound by the terms of the Mutual Confidentiality And Exclusivity agreement dated February 5, 2020 (the “Confidentiality Agreement”) previously executed by PFS and SBBX, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

SBBX and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither SBBX, on the one hand, nor PFS and Provident Bank on the other hand, shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to PFS, to:	Christopher Martin Chairman, President and Chief Executive Officer Provident Financial Services, Inc. 100 Wood Avenue South Iselin, New Jersey 08830 Email: Chris.Martin@Provident.Bank

With required copies (which shall not constitute notice) to:

John Kuntz

Senior Executive Vice President, Chief Administrative Officer and General Counsel

Provident Financial Services, Inc.

100 Wood Avenue

South Iselin, New Jersey 08830

Email: John.Kuntz@Provident.Bank

And to:

John J. Gorman, Esq.

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Fax: (202) 362-2902

Email: jgorman@luselaw.com

If to SBBX, to:	Anthony Labozzetta President and Chief Executive Officer SB One Bancorp 95 Route 17 Paramus, New Jersey 0765 Email: alabozzetta@sbone.bank

With required copies to (which shall not constitute notice):	Richard A. Schaberg Les Reese Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, DC 20004 Email: richard.schaberg@hoganlovells.com leslie.reese@hoganlovells.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of SBBX shall be subject to the laws of the State of New Jersey). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.4.

12.10. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

12.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The term “made available” means any document or other information that was (a) included in the virtual data room of a party at least two (2) business days prior to the date hereof, or (b) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

12.13. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

IN WITNESS WHEREOF, PFS and SBBX have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: March 11, 2020	By:	/s/ Christopher Martin
Name: Christopher Martin
Title: Chairman, President and Chief Executive Officer

SB One Bancorp

Dated: March 11, 2020	By:	/s/ Anthony Labozzetta
Name: Anthony Labozzetta
Title: President and Chief Executive Officer